Exhibit 99.1

Tupperware Names Mariela Matute as New Chief Financial Officer

ORLANDO, Fla., May 4, 2022 ― Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, announced today that effective May 24, 2022, Mariela Matute will become the new Chief Financial Officer (CFO) of the company.

Matute will join Tupperware with more than 20 years in various finance roles spanning the technology, consumer and manufacturing sectors. She is currently serving as CFO of Calavo Growers (NASDAQ: CVGW), a publicly-traded global leader in avocado distribution and fresh foods processing, serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. While at Calavo, Matute has helped to drive the transformation and turnaround of the 100-year old company through her role in leading accounting, financial planning and analysis (FP&A), investor relations, treasury, information technology, internal audit and legal. She was responsible for initiatives including the restructuring of the company’s debt; the implementation of a new ERP system to modernize the company’s legacy infrastructure; and the acceleration of a more data-driven decision-making process across the organization. Prior to Calavo, Matute was CFO of Amazon Business, which focuses on business-to-business online procurement. In that role, she managed teams across financial planning, pricing analytics, data science, and risk management, and was instrumental in enabling the business unit to achieve its three-year financial plan, including sales and profit targets. Prior roles include finance leadership positions at Driscoll’s Inc., The Chia Co., Henkel and Proctor & Gamble, where she led global finance organizations across North America, South America, Europe and Asia.

“We welcome Mariela to the team as a critical player in our Turnaround Plan to help us restore our iconic brand to growth,” said Miguel Fernandez, President & Chief Executive Officer of Tupperware Brands. “Our goal is to build a business that is as big as our brand, delivering value to all of our stakeholders and enabling more consumers than ever before to access our loved and trusted products. Mariela’s deep financial acumen will be a significant benefit to us as we execute on our strategy and look to optimize revenue, margin and market share opportunities. I am confident she will help us to accelerate the pace of change as we transform our business model into one that serves all channels where consumers want to shop the Tupperware brand.”

As CFO of Tupperware Brands, Matute will be part of Tupperware’s executive team, helping to develop omnichannel business strategies alongside the company’s commercial leaders. She will be responsible for strategically leading and managing all aspects of the company’s global finance function including finance and accounting, FP&A, financial reporting, investor relations, tax and government affairs, treasury, audit and enterprise risk management and geographic finance organizations. Matute will assume the position of CFO from Sandra Harris, who has been dually serving as both Chief Financial Officer and Chief Operating Officer.

“I was immediately drawn to the monumental change that Tupperware is undergoing,” said Matute. “To be a part of a business transformation of this magnitude is an honor, and I look forward to joining the team. I am confident in our ability to execute on our strategic plan in order to achieve sustained growth and profitability.”

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware® products are an alternative to single-use items. The company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Investors: Alexis Callahan, alexiscallahan@tupperware.com 321.588.5129
Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784

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